Exhibit 8.1

150 Third Avenue South, Suite 2800

Nashville, TN 37201

(615) 742-6200

June 18, 2015

Pinnacle Financial Partners, Inc.

150 3rd Avenue South; Suite 900

Nashville, TN 37201

Ladies and Gentlemen:

We have acted as counsel to Pinnacle Financial Partners, Inc., a Tennessee corporation (“Parent”), in connection with the preparation and filing of a Registration Statement on Form S-4 (Registration Statement No. 333-204815), as amended, filed by Parent with the Securities and Exchange Commission (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed merger (the “Merger”) of Magna Bank, a Tennessee state-chartered bank (“Target”), with and into Pinnacle Bank, a Tennessee state-chartered bank (“Acquiror”) pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 28, 2015, by and among Target, Acquiror and Parent. This opinion is being furnished to you in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Act. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

In providing our opinion, we have examined the Merger Agreement, the Registration Statement, the proxy statement/prospectus forming a part thereof (as amended or supplemented through the date hereof), and such other documents as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the transaction and the parties thereto set forth in the Merger Agreement are true, complete and correct, and the Registration Statement is true, complete and correct, (iii) the factual statements and representations made by Parent, Acquiror and Target in their respective officer’s certificates dated as of the date hereof and delivered to us for purposes of this opinion (the “Officer’s Certificates”) are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any such statements and representations made in the Officer’s Certificates “to the knowledge of” or “in the belief of” any person or similarly qualified are and will be true, complete and correct without such qualification, and (v) Parent, Acquiror and Target and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinions set forth below. If any of the above described assumptions are untrue for any reason or if the

Pinnacle Financial Partners, Inc.

transaction is consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Based upon and subject to the foregoing, we are of the opinion that (i) under currently applicable United States federal income tax law, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; and (ii) the discussion contained in the Registration Statement under the caption “PROPOSAL #1: THE PROPOSED MAGNA MERGER – Material United States Federal Income Tax Consequences” constitutes our opinion as to the material U.S. federal income tax consequences of the Merger under existing law.

Our opinion is based, in part, upon relevant legal authority in effect as of the date hereof. We provide no assurance that the legal authority upon which this opinion is based will not be amended, revoked or modified (with or without retroactive effect) in a manner which would affect or change our conclusions. Furthermore, should any of the representations or assumptions set forth or referred to above prove to be inaccurate as of the Effective Time, our opinion may change. Our opinion is limited to the federal income tax matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Specifically, no opinions are expressed with respect to the tax consequences of the Merger under any foreign, state, or local tax law. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement it to reflect any change of fact, circumstance, or law after the date hereof. Furthermore, our opinion is not binding on the Internal Revenue Service or any court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusions. Thus, there can be no assurance that the Internal Revenue Service will not take contrary positions or that a court would agree with our opinion if litigated.

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Bass, Berry & Sims PLC

Bass, Berry & Sims PLC